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EXHIBIT 5.1


                           [Letterhead of Hogan & Hartson L.L.P.]

                                December 11, 2000

Board of Directors
InforMax, Inc.
6010 Executive Boulevard
10th Floor
Rockville, MD 20852


Ladies and Gentlemen:

       We are acting as counsel to InforMax, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the 7,522,112 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable in connection with the InforMax, Inc. Equity Incentive Compensation Plan (the "Plan") and an aggregate of 8,530,102 shares of Common Stock issuable under the: (i) InforMax, Inc. Non-Qualified Stock Option Agreement (Dr. Alexander Titomirov) dated March 19, 1999, (ii) InforMax, Inc. Non-Qualified Stock Option Agreement (Dr. James Bernstein) dated June 19, 1995, (iii) InforMax, Inc. Non-Qualified Stock Option Agreement (Dr. James Bernstein) dated March 19, 1999, (iv) InforMax, Inc. Non-Qualified Stock Option Agreement (Dr. Vadim Babenko) dated December 11, 1997, (v) InforMax, Inc. Non-Qualified Stock Option Agreement (Dr. Vadim Babenko) dated March 19, 1999,
(vi) InforMax, Inc. Non-Qualified Stock Option Agreement (Sergei Egorov) dated Mary 1, 1997, and (vii) InforMax, Inc. Non-Qualified Stock Option Agreement (Sergei Egorov) dated January 1, 1998, (together, the "Agreements"). The shares of Common Stock underlying the Plan and the Agreements are referred to herein as the "Shares." This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration Statement.

              For purposes of this opinion letter, we have examined copies of the following documents:

       1. An executed copy of the Registration Statement.

       2. A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

       3. Executed copies of the Agreements, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.


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       4. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

       5. The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

       6. Resolutions of the Board of Directors of the Company adopted on February 10, 1999, February 12, 1999, July 9, 1999, September 8, 2000 and October 25, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, approval of the Plan and the Agreements, the filing of the Registration Statement and arrangements in connection therewith.

       7. Resolutions of the stockholders of the Company adopted on March 7, 1999, July 9, 1999, and September 8, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, approval of the Plan, and arrangements in connection therewith.

              In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

              This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

              Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the Agreements, the Shares will be validly issued, fully paid, and nonassessable.

              This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /S/ HOGAN & HARTSON L.L.P.
                                    HOGAN & HARTSON L.L.P.